EXHIBIT 6.1

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is entered into on this [•]th day of [•], 2017, by and between MOGULREIT II, INC., a Maryland corporation (the “Company”), and RM ADVISOR, LLC, a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, the Company intends to issue shares of its common stock, par value $0.01 per share to the public, upon qualification of such offering by the U.S. Securities and Exchange Commission pursuant to the exemption from registration set forth in Regulation A of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company intends to qualify as a real estate investment trust and to invest its funds in investments permitted by the terms of the Articles of Incorporation of the Company (and any amendments and/or restatements thereof) filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended from time to time (the “Articles of Incorporation”), and Sections 856 through 860 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto (the “Code”);

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to RM Advisor, LLC, a Delaware limited liability company, any successor advisor to the Company, or any Person to which RM Advisor, LLC, or any successor advisor subcontracts all or substantially all of its functions (collectively, the “Manager”), and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company (the “Board”), all as provided herein; and

WHEREAS, the Manager is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes of this Agreement:

“Acquisition Expenses” shall mean any and all expenses incurred by the Company, the Manager, or any Affiliate of either in connection with the selection, evaluation, structuring, acquisition or development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

“Acquisition Fees” shall mean the fees payable to the Manager pursuant to Section 3.01(b) of this Agreement.

“Affiliate” or “Affiliated” shall mean, as to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Appraised Value”  shall mean the implied value of an Asset based upon a valuation made by the Board in its determination of Estimated NAV. The Appraised Value will be used beginning on the valuation date utilized in determining the Estimated NAV.

“Assets” shall mean Properties, Mortgages and other direct or indirect investments in equity interests in, or loans secured by, Real Property (other than investments in bank accounts, money market funds or other current assets, whether of the proceeds from an Offering or the sale of an Asset or otherwise) owned by the Company, directly or indirectly through one or more of its Affiliates.

“Asset Management Fee”  shall mean the fee payable to the Manager pursuant to Section 3.01(a) of this Agreement.

“Average Investment Value” shall mean, for a specified period, the average of the aggregate Values of the Assets during such period, computed by taking the average of such Values at the end of each business day during such period.

“Book Value”  shall mean the book value of an Asset calculated in accordance with accounting principles generally accepted in the United States, before reserves for depreciation, amortization, bad debts or other similar non-cash reserves, including any capital improvements and any recognized impairment with respect to such Asset.

“Bylaws” shall mean the bylaws of the Company, as the same are in effect as amended from time to time.

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of Shares of capital stock of the Company or equity interests in the Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-j of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company or the Partnership representing greater than 50% or more of the combined voting power of the Company’s or the Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

“Company” shall have the meaning set forth in the Preamble.

“Competitive Real Estate Commission” shall mean a real estate or brokerage commission paid for the purchase or sale of a Property which is reasonable, customary, and competitive in light of the size, type and location of the Property.

“Contract Purchase Price” shall mean the amount actually paid or allocated in respect of the purchase, development, construction or improvement of an Asset, or the amount of funds advanced with respect to a Mortgage, exclusive of Acquisition Fees and Acquisition Expenses.

“Contract Sales Price” shall mean the total consideration provided for in the sales contract for the sale of a Property.

“Director” shall mean a member of the Board of Directors.

“Disposition Fees” shall mean the fees payable to the Manager pursuant to Section 3.01(d) of this Agreement.

“Distributions” shall mean any dividends or other distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Estimated NAV”  shall mean a per share estimated value of the Company’s shares determined by the Manager’s internal accountants based on valuations of the assets and liabilities of the Company derived from a methodology that conforms to standard industry practice and, if the Company’s Board deems it necessary, individual appraisal reports of the underlying real estate assets provided periodically by an Independent Expert.

“Financing” shall mean any origination, assumption or refinancing of any indebtedness or obligation.

“Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursements, dealer manager fees, distribution and stockholder servicing fees, or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions or dealer manager fees are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the price per share for such Share pursuant to the Prospectus for such Offering without reduction.

“Independent Director” shall mean a Director who has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.    A director is not independent if:  (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or has an immediate family member who is an executive officer of the Company and has received, during any 12-month period within the last three years, more than $120,000 compensation directly from the Company; (iii) the director or an immediate family member is a current partner of the Company’s auditor, is a current employee of the auditor, an immediate family member is a current employee of the auditor and personally works on the Company’s audit, or was or an immediate family member was within the last three years a partner or employee of the auditor and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of an organization that has made to or received from the Company payments for property or services in an amount which, in any of the last three fiscal years, exceeds greater of 2% of such other company’s consolidated gross revenues of $1 million.

“Independent Expert” shall mean a Person who (i) has no material current or prior business or personal relationship with the Manager or the Directors and (ii) is engaged to a substantial extent in the business of rendering opinions regarding the value of Assets of the type held by the Company.

“Initial Investment” shall have the meaning set forth in Section 6.11.

“Invested Capital” shall mean the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price at the time of such purchase, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for repurchase of Shares.

“Joint Ventures” shall mean the joint venture or partnership arrangements in which the Company or the Partnership is a co-venturer or general partner which are established to acquire or hold Assets.

“Listing” or “Listed” shall mean the approval of the Company’s application to list the Shares by a national securities exchange and the commencement of trading in the Shares on the respective national securities exchange. Upon such Listing, the Shares shall be deemed Listed.

“Mortgages” shall mean, in connection with mortgage financing provided, invested in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“Net Income” shall mean, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of any Assets. If the Manager is paid a Subordinated Performance Fee in connection with a Listing, “Net Income” for purposes of calculating Total Operating Expenses, shall exclude the gain from the Sale of any Assets.

“Offering” shall mean any offering and sale of Shares pursuant to an effective registration statement filed in accordance with the registration requirements under the Securities Act or pursuant to an exemption therefrom, other than Shares offered under any employee benefit plan.

“Operating Expenses” shall mean all costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, which are in any way related to the operation of the Company or to Company business, including the Asset Management Fee and marketing and advertising expenses that are not related to the Offering, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions and Disposition Fees on the Sale of Property, and (vii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

“Organization and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the Assets in connection with the formation of the Company and the qualification or registration of an Offering, and the marketing and distribution of Shares, including, without limitation, expenses for printing, engraving and amending registration statements or offering statements, or supplementing Prospectuses; mailing and distributing costs; telephone and other telecommunications costs; all advertising and marketing expenses; charges of transfer agents, registrars, trustees, escrow holders, depositories and experts; and fees, expenses and taxes related to the filing, registration or qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Partnership” shall mean MogulREIT II Operating Partnership, LP, a Delaware limited partnership, through which the Company may own Assets.

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, limited liability company or other legal entity.

“Property” or “Properties” shall mean, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (whether through joint venture arrangements or other partnership or investment interests).

“Prospectus” has the meaning set forth in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities of the Company to the public.

“Real Property” shall mean land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” shall mean a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both in accordance with Sections 856 through 860 of the Code.

“Restricted Person” shall have the meaning set forth in Section 4.04.

“Sale” or “Sales” shall mean any transaction or series of transactions whereby: (A) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof (including with respect to any Mortgage, all repayments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event with respect to a Mortgage which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof. Notwithstanding the foregoing, “Sale” or “Sales” shall not include any transaction or series of transactions specified in clause (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.

“Selling Commissions” shall mean any and all commissions payable to underwriters or other broker-dealers in connection with the sale of the Shares.

“Shares” shall mean any shares of the Company’s common stock, par value $0.01 per share.

“Soliciting Dealers” shall mean broker-dealers who are members of the Financial Industry Regulatory Authority, Inc., or that are exempt from broker-dealer registration, and who, in either case, have executed distribution agreements or other agreements with the Sponsor to sell Shares.

“Sponsor”  shall mean RM Sponsor, LLC, a limited liability company organized under the laws of California.

“Stockholders” shall mean the record holders of the Shares as maintained in the books and records of the Company or its transfer agent.

“Termination Date” shall mean the date of termination of this Agreement.

“Value” shall mean, for an Asset, either: (i) the Book Value or (ii) if the Board has determined an Estimated NAV, then, with respect to any Asset included in the calculation of such Estimated NAV, the Appraised Value. Any capital improvements subsequently made to Assets valued at an Appraised Value and not included in the determination of such Appraised Value will be valued at cost until the Board determines a new Estimated NAV.

ARTICLE II

THE MANAGER

2.01 Appointment. The Company hereby appoints the Manager to serve as its advisor on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.

2.02 Duties of the Manager. Subject to Section 2.07, the Manager undertakes to use its commercially reasonable best efforts to present to the Company potential investment opportunities consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Company’s most recent Prospectus for Shares, Articles of Incorporation and Bylaws, the Manager shall, either directly or by engaging a duly qualified and licensed Affiliate of the Manager or other duly qualified and licensed Person:

(a)	Investment Advisory, Origination and Acquisition Services. The Manager shall:

(i) serve as the Company’s investment and financial manager with respect to acquiring, investing in and managing a diversified portfolio of commercial real estate, preferred equity investments in commercial real estate and other select commercial real estate investments and real estate-related assets;

(ii) oversee and administer the Company’s debt financing strategies;
(iii) arrange joint ventures, limited partnerships and other such relationships with third parties;
(iv) advise the Board with respect to the timing and method of providing liquidity opportunities to the Stockholders;
(v) obtain market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies;
(vi) oversee and conduct due diligence processes related to prospective investments; and
(vii) negotiate and execute approved investments and other transactions.
(b)	Offering Services. The Manager shall manage and supervise:

(i) the development of any Offering, including the Company’s initial Offering pursuant to Regulation A, and the determination of the specific terms of the securities to be offered by the Company, preparation of all Offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) the preparation and approval of all marketing materials to be used by the Company or others relating to an Offering;
(iii) the negotiation and coordination of the receipt, collection, processing, and acceptance of subscription agreements, commissions, and other administrative support functions;
(iv) the creation and implementation of various technology and electronic communications related to an Offering; and
(v) all other services related to an Offering.

(c)	Asset Management Services. The Manager shall:

(i) subject to the provisions of Section 2.02(c)(vi) hereof, investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(ii) monitor applicable markets and obtain reports (which may be prepared by the Manager or its Affiliates) where appropriate, concerning the value of the investments of the Company;

(iii) monitor and evaluate the performance of the investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(iv) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis;

(v) coordinate and manage relationships between the Company and any joint venture partners; and
(vi) obtain the prior approval of the Independent Directors and a majority of the Board not otherwise interested in any transaction with the Manager or its Affiliates.
(d)	Accounting and Other Administrative Services. The Manager shall:
(i) manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii) provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii) provide financial and operational planning services and portfolio management functions;

(iv) maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the U.S. Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

(v) maintain all appropriate books and records of the Company;
(vi) oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
(vii) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;
(viii) from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement;
(ix) provide the Company with all necessary cash management services;
(x) deliver to or maintain on behalf of the Company copies of appraisals obtained in connections with the investments in Assets;
(xi) manage and coordinate with the Company’s transfer agent (if any) the process of making distributions and payments to Stockholders;
(xii) evaluate and obtain adequate insurance coverage based upon risk management determinations;
(xiii) provide timely updates to the Board related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

(xiv) evaluate the corporate governance structure of the Company and appropriate policies and procedures related thereto; and
(xv) oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.
(e)	Stockholder Services. The Manager shall:
(i) advise the Board with respect to the Company’s distribution policy;
(ii) determine amounts available amounts available for redemptions of the Shares;
(iii) manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
(iv) establish technology infrastructure to assist in providing Stockholder support and services.
(f)	Financing Services. The Manager shall:
(i) identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;
(ii) negotiate terms of, and arrange a financing agreements;
(iii) manage relationships between the Company and its lenders, if any; and
(iv) monitor and oversee the service of the Company’s debt facilities and other financings, if any.
(g)	Disposition Services. The Manager shall:

(i) evaluate and arrange for asset dispositions, sales, or liquidity transactions on the Company’s behalf in compliance with the Company’s investment objectives and policies as stated in the Company’s Offering documents; and

(ii) structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Company may be sold.

2.03 Authority of Manager. Pursuant to the terms of this Agreement, including the duties set forth in Section 2.02 and the restrictions included in this Section 2.03 and in Section 2.06, and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Manager the authority to (i) find and evaluate investment opportunities for the Company and the Partnership consistent with the Company’s investment objectives, (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company or the Partnership, (iii) acquire Properties, make and acquire Mortgages and other loans and invest in other Assets in compliance with the investment objectives and policies of the Company, (iv) arrange for financing and refinancing of Assets, (v) enter into leases for the Properties and service contracts for the Assets with duly qualified and licensed non-affiliated and Affiliated Persons, including oversight of non-affiliated and Affiliated Persons that perform property management, acquisition, advisory, disposition or other services for the Company, and (vi) arrange for, or provide, accounting and other record-keeping functions at the Asset level.

The Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority set forth in this Section 2.03, provided however, that such modification or revocation shall be effective upon receipt by the Manager or such later date as is specified by the Board and included in the notice provided to the Company and such modification or revocation shall not be applicable to investment transactions to which the Manager has committed the Company prior to the date of receipt by the Manager of such notification, or, if later, the effective date of such modification or revocation specified by the Board.

2.04 Bank Accounts. The Manager may establish and maintain one or more bank accounts in the name of the Company, including the designation of authorized signatories, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds of the Company or the Partnership shall be commingled with the funds of the Manager; and the Manager shall from time to time, upon request by the Board, its Audit Committee or the auditors of the Company, render appropriate accountings of such collections and payments to the Board, its Audit Committee and the auditors of the Company.

2.05Records; Access. The Manager shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time, upon reasonable request, during normal business hours. The Manager shall at all reasonable times have access to the books and records of the Company.

2.06 Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares or its other securities, or (d) not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Manager shall notify promptly the Board of the Manager’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Manager, its directors, officers, employees and stockholders, and the directors, officers, employees and stockholders of the Manager’s Affiliates shall not be liable to the Company or to the Board or the Stockholders for any act or omission by the Manager, its directors, officers, employees or stockholders, or for any act or omission of any Affiliate of the Manager, its directors, officers, employees or stockholders, except as provided in Section 5.02 of this Agreement.

2.07Other Activities of the Manager. Nothing in this Agreement shall prevent the Manager or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs managed, advised, sponsored or organized by the Manager or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, member or stockholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Manager may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. Subject to any asset allocation policy adopted by the Board, the Manager shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Manager’s obligations to the Company and its obligations to or its interest in any other Person. If the Sponsor, Manager, any Director or Affiliates thereof have sponsored other investment programs with substantially similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to adopt the method set forth in the Company’s most recent Prospectus for its Shares or another reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

ARTICLE III

COMPENSATION

3.01 Fees.

(a)

Asset Management Fee. On the last day of each month, the Company shall pay to the Manager a monthly Asset Management Fee at an annual rate of 1.25% based upon the monthly Average Investment Value.  Any portion of the Asset Management Fee may be deferred and paid in a subsequent period upon the mutual agreement of the parties hereto.

(b)

Acquisition Fees. The Company shall pay the Manager, or an Affiliate of the Manager, a fee in the amount of 3.0% of the Contract Purchase Price of each Asset as Acquisition Fees. The total of all Acquisition Fees and any Acquisition Expenses paid with respect to the acquisition of an Asset shall be reasonable. Acquisition Fees shall be paid as follows: (1) for real property (including properties where development/redevelopment is expected), at the time of acquisition, (2) for development/redevelopment projects (other than the initial acquisition of the real property), at the time a final budget is approved, and (3) for loans and similar assets (including without limitation mezzanine loans), at the time the loan is acquired or funds are advanced and based upon the amount of funds advanced. In the case of a development/redevelopment project subject to clause (2) above, upon completion of the development/redevelopment project, the Manager shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the

Acquisition Fee was initially based, the Manager will pay or invoice the Company for 3.0% of the budget variance such that the Acquisition Fee is ultimately 3.0% of amounts expended on such development/redevelopment project. Any portion of the Acquisition Fee may be deferred and paid in a subsequent period upon the mutual agreement of the parties hereto.

(c)

Disposition Fee.  In connection with the Sale of one or more Properties (or the Company’s entire portfolio) or any other Asset, the Manager or an Affiliate of the Manager shall receive a Disposition Fee equal to 2.0% of the Contract Sales Price of each Property sold.

3.02Expenses.

(a)

In addition to the compensation paid to the Manager pursuant to Section 3.01 hereof, the Company shall pay directly or reimburse the Manager, as applicable, for all of the expenses paid or incurred by the Manager in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i) Organization and Offering Expenses excluding any underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys) and salaries of employees while engaged in sales activities;

(ii) Acquisition Expenses incurred in connection with the selection and acquisition of Assets;

(iii) the actual cost of goods, services and materials used by the Company and obtained from Persons not affiliated with the Manager, other than Acquisition Expenses, including property management and leasing services;

(iv) interest and other costs for borrowed money, including discounts, points and other similar fees;

(v) taxes and assessments on income or property and taxes as an expense of doing business;

(vi) costs associated with insurance required in connection with the business of the Company or by the Board;

(vii) expenses of managing and operating Assets owned by the Company, whether payable to the Manager or an Affiliate of the Manager, including total compensation and personnel-related expenses, unless otherwise waived, in whole or in part, by the Affiliate in its sole discretion, of all on-site and off-site employees of the Affiliate who are engaged in the operation, management, maintenance and leasing or access control of the Asset, or to a non-affiliated Person;

(viii) all expenses in connection with payments to the Board for attendance at meetings of the Board and Stockholders;

(ix) expenses associated with Listing or with the issuance and distribution of Shares and other securities of the Company, such as Selling Commissions and fees, advertising and marketing expenses, taxes, legal and accounting fees, and Listing and registration fees;

(x) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi) expenses of organizing, reorganizing, liquidating or dissolving the Company or amending the Articles of Incorporation or the Bylaws;

(xii) expenses of any third party transfer agent for the Shares and of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii) administrative service expenses, including all costs and expenses incurred by Manager in fulfilling its duties hereunder, unless otherwise waived, in whole or in part, by the Manager in its sole discretion; provided, however, that the Company shall not reimburse the Manager for compensation paid to employees of the Manager or its Affiliates who are engaged in the management, administration, operations, and marketing of the Company and its Assets; and

(xiv) audit, accounting and legal fees, and other fees and expenses associated with regulatory compliance.

(b)

Expenses incurred by the Manager on behalf of the Company and payable pursuant to this Section 3.02 shall be reimbursed no less than quarterly to the Manager within 60 days after the end of each quarter. The Manager shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

3.03 Other Services. Should the Board request that the Manager or any director, officer or employee thereof render services for the Company other than set forth in Section 2.02, such services shall be separately compensated at such rates and in such amounts as are agreed by the Manager and the Board, and shall not be deemed to be services pursuant to the terms of this Agreement; provided, however, that any such compensation must be approved by a majority of the Independent Directors.

ARTICLE IV

TERM AND TERMINATION

4.01 Term; Renewal. Subject to Section 4.02 hereof, this Agreement has a one-year term and shall continue in force until the first anniversary of the date hereof. Thereafter, this Agreement shall automatically be renewed for an unlimited number of successive one-year terms unless terminated as provided in Section 4.02. It is the Board’s duty to evaluate the performance of the Manager annually.

4.02 Termination.  This Agreement may be terminated at the option of the Manager upon 60 days’ written notice without cause or penalty. The Company may terminate this agreement for “cause.”  For purposes of this Section 4.02, “cause” is defined as:

(i) the Manager’s continued breach of any material provision of this Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

(ii) the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;

(iii) the Manager committing fraud against the Company, misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s actual knowledge of its commission or omission, then this Agreement may not be terminated; or

(iv) the dissolution of the Manager.

Unsatisfactory financial performance of the Company does not constitute “cause” under this Agreement.  Notwithstanding the foregoing, the provisions of this Agreement which provide for payment to the Manager of expenses, fees or other compensation following the date of termination (i.e.,  Sections 3.01(c) and 4.03) shall continue in full force and effect until all amounts payable thereunder to the Manager are paid in full. The provisions of Sections 2.06 and 4.03 through 6.10 shall survive the termination of this Agreement.

4.03 Payments to and Duties of Manager upon Termination.

(a)

After the Termination Date, the Manager shall not be entitled to compensation for further services hereunder except it shall be entitled to and receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all contingent liabilities related to fees payable to the Manager prior to termination of this Agreement.

(b)	The Manager shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(i) deliver to the Board all assets, including the Assets, and documents of the Company then in the custody of the Manager; and
(i) cooperate with, and take all reasonable actions requested by, the Company to provide an orderly management transition.

4.04    Non-Solicitation.  Except as consented to in writing by the Manager, during the period commencing on the effective date of this Agreement and ending one year following the Termination Date, the Company shall not, and shall cause any other affiliated or related Person not to,  directly or indirectly  (a) solicit or encourage any officer, director or management employee, or any other employee with whom the Company or its affiliates came into contact in connection with the services to be provided under this Agreement (each, a “Restricted Person”) to leave the employment or other service of the Manager or any of its Affiliates, or (b) hire or pay  any compensation to any Restricted Person currently employed or engaged by the Manager or any of its Affiliates, or who has left the employment of or engagement by the Manager or any of its Affiliates within the period beginning one year prior to the Termination Date and ending one year following the Termination Date.  During the period commencing on the effective date of this Agreement and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Manager or any of its Affiliates with any Person who during the term of this Agreement is or was a lender, investor, tenant, co-developer, joint venturer or client of, or maintained a contractual relationship with, the Manager or any of its Affiliates.

ARTICLE V

INDEMNIFICATION

5.01 Indemnification by the Company.

(a)  The Company shall indemnify and hold harmless the Manager and its Affiliates, including their respective officers, directors, partners, members, stockholders and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland and the Bylaws. The Company shall not indemnify or hold harmless the Manager or its Affiliates, including their respective officers, directors, partners and employees, for any liability or loss suffered by the Manager or its Affiliates, including their respective officers, directors, partners and employees, nor shall it provide that the Manager or its Affiliates, including their respective officers, directors, partners and employees, be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (i) the Manager or its Affiliates, including their respective officers, directors, partners and employees, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (ii) the Manager or its Affiliates, including their respective officers, directors, partners and employees, were acting on behalf of or performing services of the Company; (iii) such liability or loss was not the result of gross negligence or willful misconduct by the Manager or its Affiliates, including their respective officers, directors, partners and employees; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from Stockholders. Notwithstanding the foregoing, the Manager and its Affiliates, including their respective officers, directors, partners and employees, shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(b)

The Bylaws provide that the advancement of Company funds to the Manager or its Affiliates, including their respective officers, directors, partners and employees, for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third-party who is not a Stockholder or the legal action is initiated by a Stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the Manager or its Affiliates, including their respective officers, directors, partners and employees, undertake to repay the advanced funds to the Company together with the applicable legal rate of interest thereon, in cases in which such Manager or its Affiliates, including their respective officers, directors, partners and employees, are found not to be entitled to indemnification.

(c)

Notwithstanding the provisions of this Section 5.01, the Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Manager shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.

5.02Indemnification by Manager. The Manager shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Manager’s bad faith, fraud, misfeasance, willful misconduct,  gross negligence or reckless disregard of its duties. The Manager shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Manager.

ARTICLE VI

MISCELLANEOUS

6.01Assignment to an Affiliate. This Agreement may be assigned by the Manager to an Affiliate of the Manager with the approval of a majority of the Board (including a majority of the Independent Directors). The Manager may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Manager, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company or the Partnership, and shall likewise be binding upon any successor to the Manager.

6.02 Relationship of Manager and Company. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

6.03 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:	MogulREIT II, Inc.
10780 Santa Monica Blvd, Suite 140

Los Angeles, California 90025
Attention: Chief Executive Officer and President

To the Manager:	RM Advisor, LLC
10780 Santa Monica Blvd, Suite 140
Los Angeles, California 90025
Attention: President

Either party shall, as soon as reasonably practicable, give notice in writing to the other party of a change in its address for the purposes of this Section 6.03.

6.04 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.05 Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Los Angeles County, California.

6.06 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended, in whole or in part, except by an agreement in writing signed by each of the parties hereto, or their respective successors or assignees.

6.07 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.08 Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

6.09 Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

6.11 Initial Investment.  The Sponsor or one of its Affiliates has contributed $1,000 (the “Initial Investment”) in exchange for the initial issuance of Shares of the Company. The Sponsor or its Affiliates may not sell any of such shares purchased with the Initial Investment while the Manager acts in a management capacity to the Company; provided, however, the Sponsor and its Affiliates may transfer such shares to their Affiliates. The restrictions included above shall not apply to any Shares acquired by the Sponsor or its Affiliates other than such shares acquired through the Initial Investment. Neither the Sponsor nor its Affiliates shall vote any Shares they now own, or hereafter acquire, or consent to have such Shares voted on matters submitted to the Stockholders regarding (i) the removal of RM Advisor, LLC or any of its Affiliates as the Manager; (ii) the removal of  any member of the Board or (iii) any transaction by and between the Company and the Manager, a member of the Board or any of their Affiliates.

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IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the date and year first above written.

MOGULREIT II, INC.

By:
Name:
Title:

RM ADVISOR, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED with respect to Sections 6.11 and 6.12 hereof:

RM SPONSOR, LLC

By:
Name:
Title: